UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2006

KRONOS INCORPORATED

(Exact name of registrant as specified in its charter)

0-20109

(Commission file number)

Massachusetts	04-2640942
(State or other jurisdiction of	(I.R.S. Employer
incorporation)	Identification Number)

297 Billerica Road

Chelmsford, MA 01824

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 250-9800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 16, 2006, Kronos Incorporated (the “Company”) held its 2006 Annual Meeting of Stockholders, at which the Company’s stockholders approved the Company’s Amended and Restated 2002 Stock Incentive Plan (the “Restated 2002 Plan”). The Restated 2002 Plan was approved by the Company’s Board of Directors on November 15, 2005, subject to stockholder approval.

The Restated 2002 Plan amends and restates the Company’s 2002 Stock Incentive Plan to, among other things:

•	increase the number of shares available for issuance under the plan (subject to adjustment for certain changes in the Company’s capitalization) from 5,000,000 to 9,000,000;
•	clarify that the Company’s Board of Directors may grant “restricted stock units,” awards entitling the recipient to receive shares of common stock to be delivered at the time such shares vest;
•

eliminate a provision that limits the maximum number of shares with respect to which awards other than options and stock appreciation rights may be granted to 1,500,000 and instead add a share counting formula pursuant to which each share issued under awards other than stock options or stock appreciation rights counts against the number of total shares available for issuance under the plan as 2.2 shares, and each share issued under stock options or stock appreciation rights counts against the total shares available for issuance under the plan as one share; and

•

eliminate the Company’s ability to add to the number of shares available for issuance under the plan any shares of common stock tendered to the Company to exercise an award or any shares withheld from the exercise of an award to cover the resulting tax liability.

Additional information regarding the Restated 2002 Plan can be found on pages 23 through 29 of the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on January 9, 2006, which description is incorporated herein by reference. Such description is qualified in its entirety by reference to the complete terms and conditions of the Restated 2002 Plan, a copy of which is included as Appendix B to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on January 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRONOS INCORPORATED

Date: February 22, 2006	By: /s/Paul A. Lacy

Paul A. Lacy

President and Chief Financial Officer

(Duly Authorized Officer and Principal

Financial Officer)